FIRST AMENDMENT TO
OFFER LETTER AGREEMENT
     This First Amendment to Offer Letter Agreement (the “Amendment”), made as of this 12th day of May, 2006, is entered into by and between Thoratec Corporation, a California corporation (the “Company”), and Cynthia Lucchese (“Employee”).
RECITALS
     Whereas, the Company and Employee entered into that certain Offer Letter Agreement effective as of August 1, 2005 (the “Offer Letter”) related to the employment of Employee by the Company;
     Whereas, in order to induce Employee to join the Company by compensating her for a transaction bonus she would give up, the Offer Letter provides that, if the acquisition of Guidant Corporation by Johnson & Johnson Corporation is completed by April 1, 2006, the Company would issue Employee a restricted stock grant of 25,000 shares (“Restricted Stock”); and
     Whereas, the Company and Employee desire to amend the Offer Letter to provide that the Restricted Stock will be granted to Employee if the acquisition of Guidant Corporation by Boston Scientific Corporation is completed by April 30, 2006, the Company and Employee acknowledging that the acquisition Guidant Corporation by Boston Scientific Corporation was completed on April 21, 2006.
     Now, Therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:
1.	The section of the Offer Letter entitled “Restricted Share Grant” is hereby amended in its entirety to read as follows:

“If the acquisition of Guidant Corporation by Boston Scientific Corporation is completed by April 30, 2006, the Company will issue you a restricted stock grant of 25,000 shares. The restrictions on these shares will lapse in two increments. The first 15,000 shares will lapse upon your continued employment 90 days after the closing of the Guidant/Boston Scientific merger, and the additional 10,000 shares will lapse upon your continued employment eighteen months after your date of hire.

This restricted stock grant is intended to compensate you for the bonus you have advised us you are eligible to receive if you stay at your current position until the consummation of the acquisition of Guidant Corporation by Boston Scientific. If for any reason you receive all or any portion of such bonus, then this grant of Company restricted shares will be reduced pro rata, by the corresponding percentage. For example, if you receive 20% of the target bonus from Guidant

Corporation, then you will receive a total grant of 20,000 restricted shares, or 80% of the total possible restricted stock grant.
In the event that your employment with the Company is terminated without cause (as such term is defined in the “Separation Benefits Agreement” described below), this restricted stock grant will vest immediately upon the effective date of such termination.”
     2.   Except as modified herein, the provisions of the Offer Letter shall remain unchanged and in full force and effect.
     3.   This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
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     IN WITNESS WHEREOF, the foregoing Amendment is effective as of the date first above written.

EMPLOYEE THORATEC CORPORATION
Signature:	/s/ Cynthia Lucchese
Cynthia Lucchese

THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

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